UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

February 19, 2021

Date of Report (Date of earliest event reported)

PRGX Global, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or Other Jurisdiction of Incorporation)

0-28000	58-2213805
(Commission File Number)	(IRS Employer Identification No.)

600 Galleria Parkway, Suite 100, Atlanta, Georgia	30339-5949
(Address of Principal Executive Offices)	(Zip Code)

770-779-3900

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	PRGX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

As previously announced on December 24, 2020, PRGX Global, Inc., a Georgia corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Pluto Acquisitionco Inc., a Delaware corporation (“Parent”), and Pluto Merger Sub Inc., a Georgia corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving as the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Parent. Parent is an affiliate of Ardian North America Fund II, L.P. (“Ardian”).

In connection with the Merger, the Company filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement, dated January 29, 2021 (the “Proxy Statement”), which the Company commenced mailing to shareholders on or about January 29, 2021. Set forth below are supplemental disclosures relating to the Merger.

SUPPLEMENTAL DISCLOSURES

Following the filing of the Proxy Statement, as of the date of this Current Report on Form 8-K, nine complaints have been filed on behalf of nine purported shareholders of the Company against the Company and the members of its Board of Directors. Of those nine complaints, four were filed in the United States District Court for the Southern District of New York, one of which also names Parent, Merger Sub and Ardian as defendants, two were filed in the United States District Court for the District of Delaware, both of which also name Parent and Merger Sub as defendants, and three were filed in the United States District Court for the Northern District of Georgia, Atlanta Division. Those complaints are captioned as follows: Kross v. PRGX Global, Inc., et al., No. 1:21-cv-01024-KPF (S.D.N.Y.); Stein v. PRGX Global, Inc., et al., No. 1:21-cv-01057-KPF (S.D.N.Y.); Freeman v. PRGX Global Inc., et al., No. 1:21-cv-01429 (S.D.N.Y.); Schulz v. PRGX Global, Inc., et al., No. 1:21-cv-01447 (S.D.N.Y.); Ciccotelli v. PRGX Global, Inc., et al., No. 1:21-cv-00156-UNA (D. Del.); Waterman v. PRGX Global, Inc., et al., No. 1:21-cv-00178-UNA (D. Del.); Plumley v. PRGX Global, Inc., et al., No. 1:21-cv-00571-MHC (N.D. Ga.); Sabatini v. PRGX Global, Inc., et al., No. 1:21-cv-00586-MHC (N.D. Ga.); and Finger v. PRGX Global, Inc., et al., No. 1:21-cv-00703-MHC (N.D. Ga.) (collectively, the “Shareholder Actions”). The Shareholder Actions generally allege that the Proxy Statement omits certain material information in violation of Section 14(a) of the Securities Exchange Act of 1934 and Rule 14a-9 promulgated thereunder, and further that the members of the Company’s Board of Directors are liable for those omissions under Section 20(a) of the Securities Exchange Act of 1934. One of the Shareholder Actions also alleges a state law breach of fiduciary duty claim against the members of the Company’s Board of Directors with respect to the same disclosures. The relief sought in the Shareholder Actions includes, among other things, to enjoin the shareholder vote scheduled for March 2, 2021 at which the Company’s shareholders will vote on a proposal to adopt the Merger Agreement.

While the Company believes that the disclosures set forth in the Proxy Statement comply fully with applicable law, and vigorously denies any wrongdoing or liability with respect to the allegations and claims asserted, or which could have been asserted, in the Shareholder Actions, to resolve the purported shareholders’ claims and moot the disclosure claims, to avoid nuisance, potential expense, and delay, and to provide additional information to the Company’s shareholders, the Company has determined to voluntarily supplement the Proxy Statement with the below disclosures (the “Supplemental Disclosures”). The Supplemental Disclosures contained below should be read in conjunction with the Proxy Statement, which is available on the Internet site maintained by the SEC at http://www.sec.gov. The Company and the other named defendants deny that they have violated any laws or breached any duties to the Company’s shareholders. The Company is providing the Supplemental Disclosures solely to eliminate the burden and expense of litigation and to avoid any possible disruption to the Merger that could result from further litigation. Nothing in the Supplemental Disclosures should be deemed to be an admission of the legal necessity or materiality of any Supplemental Disclosure under applicable laws. To the extent that the information set forth below differs from or updates information contained in the Proxy Statement, the information set forth herein supersedes or supplements the information in the Proxy Statement. References to sections herein are references to the corresponding sections of the Proxy Statement; all page references are to pages in the Proxy Statement; and any capitalized terms that are used herein have the same meanings ascribed to them in the Proxy Statement.

If you have not already voted your shares in connection with the proposals to be decided at the Company’s virtual special meeting, you are urged to do so promptly. This Form 8-K does not affect the validity of any proxy card or voting instructions that the Company’s shareholders may have previously received or delivered. No action is required by any Company shareholder who has previously delivered a proxy card or voting instructions and who does not wish to revoke or change that proxy card or voting instructions.

The Proxy Statement is hereby amended and supplemented by replacing the fifth full paragraph on page 30, under the heading “THE MERGER– Background of the Merger”, as follows (with new text in underline):

Throughout the months of January and February 2020, PRGX management with the assistance of Truist Securities worked to prepare a confidential information memorandum (“CIM”) for distribution to potentially interested third parties. Also during this period, PRGX management worked with the assistance of Truist Securities and PRGX’s legal team to begin preparations for populating an online data room, developing a list of potential buyers and preparing a form of non-disclosure agreement, which included a customary standstill provision restricting the counterparty from taking certain actions with respect to the Company and its securities and a “don’t ask, don’t waive” (“DADW”) provision, both of which would fall away if the Company entered into, and publicly announced, a definitive agreement with respect to a transaction involving all or a controlling portion of the Company’s equity securities or all or substantially all of the Company’s assets. Representatives of Truist Securities continued to correspond with the Transaction Committee regularly during this period to monitor market conditions and the Company’s financial performance for potentially launching the process in the spring. In late February and early March 2020, economic conditions in the United States and globally became increasingly affected by the COVID-19 coronavirus pandemic. At its regularly scheduled Board meeting in March 2020, the Board determined that due to the economic uncertainty associated with COVID-19, it would pause the work on the proposed process and assess market conditions for a potential launch of a process at a later time.

The Proxy Statement is hereby amended and supplemented by replacing the sixth full paragraph beginning on page 30, under the heading “THE MERGER– Background of the Merger”, as follows (with new text in underline):

In early April 2020, the Company received expressions of interest from Sponsor A and another financial sponsor regarding discussions related to a potential transaction. Following execution of non-disclosure agreements, which included the customary standstill and DADW provisions discussed above, Sponsor A and the other financial sponsor conducted preliminary due diligence on the Company. Separately, in early May 2020, the Company received an expression of interest in discussions from an additional financial sponsor. This third financial sponsor also executed a non-disclosure agreement, which also included the customary standstill and DADW provisions discussed above, and conducted preliminary due diligence. Throughout May and early June 2020, these parties conducted preliminary due diligence through a review of materials in the online data room and telephonic diligence sessions with members of PRGX management. The Company’s reported trailing twelve month Adjusted EBITDA through the first quarter of 2020 was approximately $23.8 million (compared to approximately $32.3 million for the twelve months ending September 30, 2020). Following further discussions, two of the three parties expressed that they did not wish to continue further diligence for reasons related to their internal resources and priorities.

The Proxy Statement is hereby amended and supplemented by replacing the second full paragraph on page 31, under the heading “THE MERGER– Background of the Merger”, as follows (with new text in underline):

During the week of July 6, 2020, another party, Strategic A, expressed interest in a potential transaction with the Company and executed a non-disclosure agreement, which included the customary standstill and DADW provisions discussed above, with the Company on July 10, 2020 and began to conduct preliminary due diligence.

The Proxy Statement is hereby amended and supplemented by replacing the fifth full paragraph on page 31, under the heading “THE MERGER– Background of the Merger”, as follows (with new text in underline):

On July 30, 2020, at the request of the Board, Truist Securities began distributing the anonymous teaser and form of non-disclosure agreement, which included the customary standstill and DADW provisions discussed above. Over the course of the next two weeks, Truist Securities, at the Board’s direction and on the Company’s behalf, contacted a total of 134 potential buyers, consisting of 15 potential strategic buyers and 119 potential financial sponsors. 49 buyers declined to execute the non-disclosure agreement. Many of these buyers cited a lack of strategic fit or concerns related to a transaction with a public company and the complexities associated with such a transaction. Upon receipt of an executed non-disclosure agreement from each of the remaining parties, including customary standstill and DADW provisions, Truist Securities delivered a CIM to the interested party and granted access to the online data room. Overall, Truist Securities delivered a CIM to 85 interested parties, including three potential strategic buyers and 82 financial sponsors. Over the next several weeks, representatives of the Company continued to populate the data room with additional financial and other information regarding the Company. During this same time period, representatives of Troutman began to prepare a form of bid merger agreement.

The Proxy Statement is hereby amended and supplemented by replacing the third full paragraph on page 45 under the heading “THE MERGER– Opinion of the Company’s Financial Advisor – Discounted Cash Flow Analysis” as follows (with new text in underline and removing text that is struck through):

Truist Securities performed the discounted cash flow analysis of the Company by calculating the estimated net present value of the projected unlevered free cash flows (calculated as earnings before interest and taxes, less taxes, plus depreciation and amortization, less capital expenditures and less the amount of any increase or plus the amount of any decrease in net working capital) of the Company based on the Management Projections for the years 2021 to 2024. Taking into account its experience and professional judgment, Truist Securities applied perpetuity growth rates ranging from 0.0% to 2.0%~~, taking into account its experience and professional judgment,~~ and discount rates ranging from 13.0% to 14.0% to the year 2024 estimated unlevered free cash flow of the Company to calculate ~~the~~ a range of terminal values of the Company of $201.4 million to $261.4 million as of 2024. The net present values of the projected unlevered free cash flows and terminal values of the Company were then calculated using discount rates ranging from 13.0% to 14.0%, taking into account Truist Securities’ experience and professional judgment and an estimate of the Company’s weighted average cost of capital by application of the capital asset pricing model. The capital asset pricing model requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally.

The Proxy Statement is hereby amended and supplemented by replacing the first and second full paragraphs on page 46 under the heading “THE MERGER– Opinion of the Company’s Financial Advisor – Other Matters” as follows (with new text in underline):

Truist Securities was retained by the Company as its financial advisor based on Truist Securities’ experience and reputation and Truist Securities’ knowledge of the Company and its industry. For its services as financial advisor to the Company, Truist Securities will receive a transaction fee (contingent upon the consummation of the Merger) based on the value of the proposed Merger, which fee is currently estimated to be approximately $3,750,000. Upon the rendering of its opinion, Truist Securities became entitled to a fee of $750,000, which is creditable to the extent previously paid against the transaction fee. In addition, the Company has agreed to reimburse certain expenses incurred by Truist Securities in connection with its engagement and to indemnify Truist Securities and certain related parties for certain liabilities arising out of its engagement.

SunTrust Bank, a predecessor to Truist Bank, previously served as administrative agent and issuing bank under the Company’s prior credit facility, which was terminated and repaid in March 2019. In addition, Truist Securities and its affiliates may in the future provide investment banking and other financial services to the Company, Parent, and/or certain of their respective affiliates for which Truist Securities and its affiliates would expect to receive compensation. Truist Securities is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Truist Securities and its affiliates may acquire, hold or sell, for its and its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Parent and/or certain of their respective affiliates and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies. In addition, Truist Securities and its affiliates (including Truist Bank and Truist Financial Corporation) may have other financing and business relationships with the Company, Parent and their respective affiliates.

The Proxy Statement is hereby amended and supplemented by replacing the first two paragraphs on page 56, under the heading “THE MERGER– Interests of Certain Persons in the Merger – Potential for Future Employment Arrangements”, as follows (with new text in underline and removing text that is struck through):

To our knowledge, while Ardian expressed an interest in retaining the management team, no employment, equity contribution or other agreement, arrangement or understanding between any executive officer or director of PRGX, on the one hand, and Parent, Merger Sub, any of their affiliates or PRGX, on the other hand, existed as of the date of this proxy statement, and the Merger is not conditioned upon any executive officer or director of PRGX entering into any such agreement, arrangement or understanding.

While, to our knowledge, no executive officer or director of PRGX engaged in any negotiations with the Parent regarding employment, compensation or equity participation in the Surviving Corporation prior to the execution of the Merger Agreement, it is possible that certain members of our current management team will enter into employment arrangements with the Surviving Corporation which may become effective following the completion of the Merger. Such arrangements may include the right to purchase or participate in the equity of the Surviving Corporation or its affiliates. Any such arrangements with the existing management team ~~are currently expected to be entered into before the Merger and~~ will not become effective until after the Merger is completed, if at all. There can be no assurance that any parties will reach an agreement on any terms, or at all.

Cautionary Statement Regarding Forward-Looking Statements

In addition to historical information, this report includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, both implied and express statements regarding the completion of the transaction and timing for closing, the benefits expected from the transaction, and the Company’s current expectations and projections relating to its future performance and business following closing. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from the historical results or from any results expressed or implied by such forward-looking statements. Risks that could cause actual results to differ materially from those in the forward-looking statements include: the risks that the transaction will not close in the timeframe expected, or at all; the risk that the expected benefits and effects of the transaction will not be achieved; the risk that the requisite number of the Company’s shareholders fail to approve the transaction; the risk that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the risk that the Company’s business will suffer due to uncertainty related to the transaction; and other general economic and business risks. For a discussion of other risk factors that may impact the Company’s business, please see the Company’s filings with the Securities and Exchange Commission. The Company disclaims any obligation or duty to update or modify these forward-looking statements.

Additional Information and Where to Find It

In connection with the Merger, the Company filed a proxy statement with the SEC in connection with its solicitation of proxies regarding the shareholder vote to approve the merger. COMPANY SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT, AS MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, THE PROXY CARD AND ANY OTHER RELATED MATERIALS FILED WITH THE SEC BEFORE MAKING ANY DECISION WITH RESPECT TO THE MERGER, BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS AND THE PARTIES THERETO. Shareholders of the Company may obtain a free copy of these documents and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. In addition, shareholders may obtain a free copy of the proxy statement and all related documents filed by the Company with the SEC from the Company’s website at www.prgx.com.

Participants in the Solicitation

The Company and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the proposed transactions. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of the Company’s executive officers and directors in the solicitation by reading the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC on March 12, 2020, and its definitive proxy statement for the 2020 annual meeting of shareholders, which was filed with the SEC on April 29, 2020 (the “2020 Proxy Statement”). These documents may be obtained free of charge from the SEC’s website at www.sec.gov and the Company’s website at www.prgx.com.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRGX Global, Inc.

By:	/s/ Victor A. Allums
Victor A. Allums
Senior Vice President, General Counsel and Secretary

Dated: February 19, 2021